UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Consumers Bancorp, Inc.

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CONSUMERS BANCORP, INC.

614 East Lincoln Way

P.O. Box 256

Minerva, Ohio 44657

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

October 17, 2007

To Our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Consumers Bancorp, Inc. will be held at Consumers National Bank, 614 East Lincoln Way, Minerva, Ohio, on Wednesday, October 17, 2007, at 9:00 a.m. (local time), for the following purposes:

1.	To elect three Class I directors to serve a three-year term until the Annual Meeting of Shareholders in 2010 or until their successors are elected and qualified; and

2.	For the transaction of any other business that may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on August 24, 2007 are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof.

By Order of the Board of Directors

Laurie L. McClellan Chairman

Minerva, Ohio

September 13, 2007

YOUR VOTE IS IMPORTANT. WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY BY GIVING A WRITTEN NOTICE OF REVOCATION AND VOTE IN PERSON.

CONSUMERS BANCORP, INC.

614 East Lincoln Way

P.O. Box 256

Minerva, Ohio 44657

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Consumers Bancorp, Inc. (the Company or Consumers Bancorp) for use at the Annual Meeting of Shareholders (the Annual Meeting) to be held at Consumers National Bank, 614 East Lincoln Way, Minerva, Ohio, on Wednesday, October 17, 2007, at 9:00 a.m.

This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about September 13, 2007. It is contemplated that solicitation of proxies generally will be by mail. However, officers or employees of Consumers Bancorp or Consumers National Bank, a wholly-owned subsidiary of Consumers Bancorp, may also solicit proxies by telephone or facsimile without additional compensation. Consumers Bancorp will pay the costs associated with the solicitation of proxies.

Shareholders of record at the close of business on August 24, 2007 are entitled to notice of and to vote at the Annual Meeting. As of August 24, 2007, 2,065,434 Consumers Bancorp common shares, no par value, were issued and outstanding. Each shareholder will be entitled to one vote for each common share on all matters that come before the Annual Meeting.

Proxies solicited by the Board of Directors will be voted in accordance with the instructions given, unless revoked. Where no instructions are provided, all properly executed proxies will be voted (1) for the election to the Board of Directors of all nominees for Class I directors named in this Proxy Statement; and (2) at the discretion of the holders of the proxies, on such other business that may properly come before the meeting or any adjournment thereof.

The shareholders present in person or by proxy shall constitute a quorum. Abstentions and broker non-votes will be counted in establishing the quorum. A proxy may be revoked at any time before it is voted by providing written notice to Consumers Bancorp, by submitting a later dated proxy or by voting in person at the Annual Meeting. Any written notice revoking a proxy should be sent to Ms. Theresa Linder, Secretary, Consumers Bancorp, Inc., P.O. Box 256, Minerva, Ohio 44657.

ELECTION OF DIRECTORS

Election of Directors

On August 8, 2006, Walter J. Young announced his intention to retire as a member of the Board of Directors effective as of the December 2006 Board of Directors meeting. At present, the Board of Directors consists of nine members. Section Five of the Company’s Amended and Restated Articles of Incorporation provides that the Board of Directors be divided as equally as possible into three classes designated as Class I, Class II and Class III. Generally, the directors in each class are elected to serve staggered three year terms so that the term of office of one class of directors expires at each annual meeting. Currently, the Board of Directors has three directors in Class I with terms expiring in 2007, three directors in Class II with terms expiring in 2008 and three directors in Class III with terms expiring in 2009.

The terms of office of current Class I directors James V. Hanna, James R. Kiko, Sr., and John E. Tonti will expire at the Annual Meeting upon the election of their successors. Additional information concerning the nominees for director, the directors and executive officers of Consumers Bancorp is provided in the following pages.

The common shares represented by the accompanying proxy will be voted for the election of the nominees to serve as directors, unless contrary instructions are indicated on the proxy card. The nominees for director receiving the greatest number of “for” votes will be elected as directors. If the election of directors is by cumulative voting, the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment.

If one or more of the nominees should at the time of the Annual Meeting be unavailable or unable to serve as a director, the common shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board of Directors. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

The Board of Directors recommends that the shareholders vote for the election of the nominees as Class I directors.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information for each person who is a nominee to serve on the Board of Directors or whose term as a Director will continue after the Annual Meeting.

Name	Age	Principal Occupations And Employment During Past Five Years	Positions Held with Consumers Bancorp or Consumers National Bank	Served as Director Since	Term to Expire
Nominees to serve as Class I Directors

James V. Hanna	64	Deputy Sheriff, Carroll Co. Sheriff’s Dept. (1999 – Present), Maintenance, Louisville YMCA (1992 – Present)	Director	2005	2010

James R. Kiko, Sr.	63	Director of Kiko Auctioneers, Inc., Canton, Ohio, a real estate brokerage and auction service	Director	1997	2010

John E. Tonti	66	Retired, former Key Bank, Canton-Mahoning Valley advisory board member (2001 – 2004); Executive Director Northern Columbiana County United Way (2003 – 2006); Certified Public Accountant, former Partner, Hill, Barth & King, Salem, Ohio (1963 – 2000)	Director	2004	2010

Class II Directors

Harry W. Schmuck, Jr.	58	Operations Manager of Schmuck Partnership, an agricultural business; Farm Sales Associate of Russ Kiko & Associates, Inc.	Director	2005	2008

David W. Johnson	47	Corporate President of Summitville Tiles, Inc., Summitville, Ohio, a tile manufacturing business; President of Spread Eagle Tavern & Inn, fine dining restaurant and inn; Partner of PCJ Ltd., family holding company	Director	1997	2008

Laurie L. McClellan	54	Chairman of the Board of Consumers Bancorp, Inc. and Consumers National Bank; Acting Treasurer of Consumers Bancorp, Inc. and Consumers National Bank (2005); Radiologic Technologist, Westwood Urgent Care, Alliance, Ohio (1994 –2002) and IMS, Alliance, Ohio (2003 – 2004)	Director Chairman	1987	2008

Class III Directors

John P. Furey	55	Corporate President of Furey’s Wheel World, Inc., Malvern, Ohio, an automotive retail sales business	Director	1995	2009

Thomas M. Kishman	58	Co-owner of Kishman’s IGA and GasNGo, Minerva, Ohio, a retail grocery and fuel center	Director	1995	2009

Name	Age	Principal Occupations And Employment During Past Five Years	Positions Held with Consumers Bancorp or Consumers National Bank	Served as Director Since	Term to Expire

Steven L. Muckley	52	Chief Executive Officer and President of Consumers National Bank and Consumers Bancorp, Inc.; Acting Chief Financial Officer of Consumers National Bank and Consumers Bancorp, Inc. (2005); Certified Public Accountant, Partner 415 Group; f.k.a. Arner & Co., Canton, Ohio (1981 –2003)	Director Chief Executive Officer, President, Program Manager and Senior Investment Representative	2003	2009

The following information is provided with respect to each person who currently serves as an executive officer of the Company.

Name	Age	Principal Occupations And Employment During Past Five Years	Positions Held with Consumers Bancorp or Consumers National Bank	Served as Officer Since
Non-Director Executive Officers:

Rebecca A. Geis	54	Vice President Compliance Officer, Huntington Bank (2006), Vice President Business Solutions Center, Unizan Bank (2002 – 2006)	Vice President Deposit Operations	2006

Stormie L. Gross	50	Internal Audit Manager (2005 – 2006);Risk Management Loan Review Consumers National Bank (2003 – 2005), Auditor, Loan Review Specialist, Sky Bank (2002 – 2003)	Vice President Risk Management, Compliance Officer; Internal Audit Manager (2005-2006);Risk Management Loan Review (2003 – 2005)	2007

Paul B. Hugenberg, III	35	Senior Manager, Information Risk & Performance Services, Crowe Chizek and Company LLC (2003 – 2005) Regional Supervisor, Sky Financial Group (2000 – 2003)	Chief Information Officer	2005

Ralph J. Lober, II	40	Executive Vice President and Chief Financial Officer, Morgan Bank, N.A. (1999 – May 2007)	Executive Vice President and Chief Operating Officer	2007

Phillip M. Suarez	58	Senior Vice President and Senior Loan Officer, Consumers National Bank	Senior Vice President and Senior Loan Officer	2000

Renee K. Wood	36	Controller, Consumers Bancorp, Inc. and Consumers National Bank (Jan 2005 – July 2005); Vice President—Finance Dept., Unizan Bank, National Association (2002 – 2005)	Chief Financial Officer and Treasurer; Controller (Jan 2005 – July 2005)	2005

THE BOARD OF DIRECTORS AND

ITS COMMITTEES

The Board of Directors conducts its business through meetings of the Board and its committees. Consumers Bancorp held thirteen Board of Directors meetings in the fiscal year 2007. All directors attended at least 75% of the aggregate of Consumers Bancorp Board meetings and meetings held by all committees of the Board on which they served during the 2007 fiscal year. Currently, each member of the Board of Directors of Consumers Bancorp also serves as a member of the Board of Directors of Consumers National Bank. Consumers National Bank held 15 Board of Directors meetings in the fiscal year 2007, plus two days of Strategic Planning meetings. The Company has determined that all directors, except Ms. McClellan, Mr. Muckley, and Mr. Hanna are “independent” directors under the listing standards of NASD and the additional independence requirements of the Company.

Although the Company does not have a formal policy with respect to Board member attendance at annual meetings of shareholders, each member is encouraged to attend. All Board members attended the 2006 Annual Meeting of Shareholders in person except Ms. McClellan who attended telephonically.

Consumers Bancorp has an Asset/Liability Committee, Audit Committee, Compensation Committee, Corporate Governance Committee, Executive Committee, Loan Committee and Nominating Committee, each of which serves in dual capacity as a committee of Consumers Bancorp and Consumers National Bank. Consumers National Bank also has a Technology & Services Committee.

The Asset/Liability Committee is comprised of Mr. Hanna, Mr. Johnson, Mr. Tonti, Mr. Schmuck and Mr. Muckley, who serves as chairman. The Asset/Liability Committee is primarily responsible for ensuring Consumers Bancorp and Consumers National Bank have adequate investment and funds management policies. The committee makes recommendations relative to the strategic direction of the Company and establishes key benchmarks relative to performance. The Asset/Liability Committee is also responsible for establishing procedures for monitoring the management of the investment portfolio and Consumers National Bank’s liquidity, capital and interest rate risk position. During the fiscal year 2007, the Asset/Liability Committee met four times.

The Audit Committee is comprised of Mr. Furey, Mr. Kiko, Mr. Kishman and Mr. Tonti, who serves as chairman. The oversight functions of the Audit Committee include the review of all internal and external audit functions and the approval and engagement of the Company’s independent auditors. The Board of Directors of Consumers Bancorp adopted a revised Audit Committee Charter in May 2007 which is available on the Company’s website www.consumersbancorp.com. The Board of Directors of Consumers Bancorp has determined that each member of the Audit Committee meets the independence standards of Rule 4200 (a) (15) of the National Association of Securities Dealers, Inc. (NASD) and that Mr. Tonti satisfies the requirements of a “financial expert,” as defined in Rule 4350(d) of the NASD. The Report of the Audit Committee is on page 14 of this Proxy Statement. During fiscal year 2007, the Audit Committee met 10 times.

The Compensation Committee reviews overall bank compensation policy and executive management compensation. This committee is comprised of Mr. Furey, Mr. Johnson, Ms. McClellan and Mr. Kishman, who currently serves as chairman. The Report of the Compensation Committee is on page 13 of this Proxy Statement. Our compensation philosophy and objectives are described on page 9 of this proxy statement. During the fiscal year 2007, the Compensation Committee met six times.

The Corporate Governance Committee is comprised of Mr. Kishman, Mr. Schmuck and Mr. Johnson, who serves as chairman. Mr. Young served on the committee from July 1, 2006 until December 13, 2006. The committee is responsible for making independent recommendations to the Board of Directors as to best practices for Board governance and conducting an evaluation of Board performance. During the fiscal year 2007, the Corporate Governance Committee met two times.

The Executive Committee reviews various executive and interim Board matters as outlined by its charter. This committee is comprised of Mr. Furey, Mr. Kiko, Mr. Tonti and Ms. McClellan, who serves as the chairperson. During the fiscal year 2007, the Executive Committee met 15 times.

The Loan Committee is comprised of Mr. Furey, Mr. Hanna, Ms. McClellan, Mr. Muckley, Mr. Schmuck, and Mr. Kiko, who serves as chairman. Mr. Young served on the committee between July 1, 2006 and December 13, 2006. The Loan Committee reviews loan requests and is responsible for approving any exceptions to policy and loans that exceed an individual loan officer’s or Internal Loan Committee’s lending authority. During the fiscal year 2007, the Loan Committee met 37 times.

The Nominating Committee is comprised of Mr. Kiko, Mr. Kishman, Ms. McClellan and Mr. Johnson, who serves as chairman. The Board of Directors of Consumers Bancorp has determined that Mr. Johnson, Mr. Kiko and Mr. Kishman meet the independence standards of Rule 4200 (a) (15) of the NASD. In addition, the Board of Directors has determined that it is in the best interests of the Company to have Ms. McClellan, who owns or controls more than 20% of the Company’s voting securities, serve on the Nominating Committee. During the fiscal year 2007, the Nominating Committee met two times.

Under the terms of the Nominating Committee Charter the Nominating Committee is responsible for developing and implementing a process and guidelines for the selection of individuals for nomination to the Board of Directors and considering incumbent directors for nomination for re-election. The Nominating Committee will consider candidates for director who are recommended by shareholders in accordance with the Company’s Code of Regulations and the Board Addition/Replacement Procedures found in the Board Supervision Policy. Candidates must be individuals with a good reputation who demonstrate civic character, business success and community involvement. They must be willing to commit their time to Board and committee meetings, keep apprised of banking issues and complete continuing education courses. The Nominating Committee is responsible for the selection of the final slate of nominees for election to the Board of Directors. Those nominees recommended by the Committee are then submitted to the Board of Directors for approval. The Nominating Committee Charter is available on the Company’s website www.consumersbancorp.com.

Shareholders desiring to nominate a candidate for election as a director at the 2008 Annual Meeting of Shareholders other than for inclusion in Consumers Bancorp’s proxy statement and form of proxy must deliver written notice to the Secretary of Consumers Bancorp, at its executive offices, 614 East Lincoln Way, Minerva, Ohio 44657, not later than August 1, 2008 or such nomination will be untimely. Consumers Bancorp reserves the right to exercise discretionary voting authority on the nomination if a shareholder has failed to submit the nomination by August 1, 2008 or if the candidate does not meet criteria set forth in the Company’s Amended and Restated Regulations.

The Technology & Services Committee is comprised of various management and support personnel with the following directors serving as members: Mr. Hanna, Ms. McClellan, Mr. Muckley and Mr. Furey, who serves as chairman. Mr. Young served on the committee from July 1, 2006 until December 13, 2006. The function of the committee is to review products, technical developments, and equipment purchases and monitor significant vendor relationships. During the fiscal year 2007, the Technology & Services Committee met 10 times.

Compensation of Directors

Directors, excluding directors that are employees of Consumers National Bank, are compensated for each meeting of the Consumers National Bank Board of Directors and each committee meeting that they attend. Compensation for attendance at a Board of Directors meeting was $600 per meeting. Committee meeting attendance fees are $100 for the Asset/Liability, Compensation, Corporate Governance, Nominating, Loan and Technology & Services Committees, and $200 for Audit and Executive Committees. Fees for the Committee Chairman of the Asset/Liability, Compensation, Corporate Governance, Executive, Nominating, Loan and the Technology & Services Committees are $200 per meeting, and fees for the Audit Committee Chairman are $300 per meeting. The Company maintains an annual retainer fee program, which provides that directors that are not employees of Consumers National Bank are eligible to receive an annual retainer fee equal to $2,000, plus $100 for each year of service on the Board. The aggregate amount paid to non-employee directors for the fiscal year ended June 30, 2007 under these arrangements was $129,400.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

Generally, under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of securities, such as common shares, if such person has or shares voting power or investment power in respect of such securities. In addition, a person is deemed to be the beneficial owner of a security if he or she has the right to acquire such voting or investment power over the security within sixty days, for example, through the exercise of a stock option. Information is provided below about each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock as of June 30, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of June 30, 2007		Percent of Common Shares
Laurie L. McClellan 28 Tepee Drive Minerva, Ohio 44657	430,400	(1)	20.84%

James V. Hanna 14269 Lincoln S.E. Minerva, OH 44657	154,550	(2)	7.48%

(1)	Includes 426,100 shares owned by or jointly with family members or trusts.
(2)	Includes 150,700 shares owned by or jointly with family members or trusts.

Security Ownership of Management

The following table shows the beneficial ownership of the Company’s common stock as of June 30, 2007 for each director and executive officer of the Company and for all current directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Shares (if 1% or Greater)
John P. Furey	28,864	(1)	1.40%
James V. Hanna	154,550	(2)	7.48%
David W. Johnson	15,052
James R. Kiko, Sr.	8,085	(3)
Thomas M. Kishman	11,801	(4)
Laurie L. McClellan	430,400	(5)	20.84%
Steven L. Muckley	14,650
Harry W. Schmuck, Jr.	9,122	(6)
John E. Tonti	2,600
Rebecca A.Geis	—
Stormie L. Gross	—
Paul B. Hugenberg, III	2,039
Ralph J. Lober, II	—
Phillip M. Suarez	1,200	(7)
Renee K. Wood	650	(8)
All directors and executive officers as a group (15 persons)	679,013		32.88%

(1)	Includes 24,464 shares owned by or jointly with family members or trusts.
(2)	Includes 150,700 shares owned by or jointly with family members or trusts.
(3)	Includes 2,500 shares owned by or jointly with family members or trusts.
(4)	Includes 5,801 shares owned by or jointly with family members or trusts.
(5)	Includes 426,100 shares owned by or jointly with family members or trusts.
(6)	Includes 2,700 shares owned by or jointly with family members or trusts.
(7)	Includes 1,200 shares owned by or jointly with family members or trusts.
(8)	Includes 650 shares owned by or jointly with family members or trusts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction and Overview

This Compensation Discussion and Analysis discusses the compensation awarded to, earned by, or paid to the named executive officers whose compensation is detailed in this proxy statement. These named executive officers are the chief executive officer, chief financial officer and the chief information officer. The Board of Directors has delegated to the Compensation Committee responsibility for the oversight and administration of compensation of the Company. The committee reviews and recommends company benefit and incentive plans, as well as, reviewing the individual performance of the chief executive officer and executive management.

Compensation Philosophy and Objectives

The objective of the Company’s compensation programs is to fairly compensate the executive officers in light of their individual performances and their contributions to the performance of the Company, thereby aligning executives’ incentives with shareholder value creation. The compensation philosophy is designed to reward effort and achievement by the officers and provide them with compensation targeted at market competitive levels. The Company’s compensation program includes the following core components: base salary, quarterly cash incentive, and long-term compensation. The Committee manages all three components on an integrated basis to achieve the following objectives: to attract and retain highly qualified management and to provide short-term incentive compensation that varies directly with the Company’s financial performance. The Company believes that, by setting and adjusting these elements, it has the flexibility to offer appropriate incentives to its executive officers.

Components of Compensation

Base Salary

Base salary is a major factor in attracting and retaining key personnel and therefore is the primary component of executive officers compensation. In setting an officer’s base salary, the Company considers parameters set by its size and complexity and the salaries offered by peers. The Company does not have a formal policy to target compensation at a specific level of market compensation. The Company experienced heightened competition for securing experienced individuals with the skill level required to meet current and future needs and found it necessary to offer competitive compensation packages at base ranges at or above the 75th quartile of peer banks of comparable size. Some of the resources used to compare the compensation offered by peers were Ohio Bankers League Bank Compensation and Benefits Survey and Crowe Chizek Financial Institutions Survey. The Company’s performance as measured by its results compared to previous years is also considered in determining the overall adjustments to executive officers salaries. Specific salaries are adjusted to reflect the contributions of the executive officer to the Company’s operations and the accomplishment of its long term goals. Based on a review of the broad databases and other publicly available information, the Company believes that its executive compensation is in line with its compensation philosophy.

In establishing the Chief Executive Officer’s compensation for 2007, the Committee considered the Company’s short-term and long-term goals, past compensation practices, comparative peer data and competitive market guidelines for the position. Due to an anticipated shortfall in meeting budget expectations for the 2007 fiscal year, the full amount of the voluntary salary reduction taken by the Chief Executive Officer in 2006 remained in place through January 15, 2007. Effective January 16, 2007, a portion of the voluntary salary reduction that had been taken to Mr. Muckley’s base salary was reinstated by the Board of Director’s based on the achievement of several strategic objectives. These objectives include successfully establishing a culture of strong values and integrity, the focus on building a solid infrastructure and developing and maintaining key customer relationships in both the traditional bank lines and also within the alternative investment division. The Compensation Committee, in conjunction with the Board of Directors, will periodically review compensation of the Chief Executive Officer in relation to performance goals achieved during the 2008 fiscal year.

Incentive Compensation

The Company’s quarterly cash incentive compensation is based on the Company’s short-term performance as measured by earnings. The incentive compensation program, contemplates first providing a reasonable return on investment to shareholders and then providing a profit-sharing payment to employees thereafter. A minimum net income target of $450,000 per quarter must be achieved before an incentive payment will be made. After reaching the minimum net income target, net income is distributed to executive and non-executive employees on a profit-sharing basis. There were no incentive compensation payments since the minimum net income target was not reached.

Long-term Compensation

Long-term compensation includes a qualified retirement plan in the form of a 401(k) Plan and a non-qualified Salary Continuation Program. The Company provides safe harbor contributions under the 401(k) Plan, matching up to 100% of the first 4.0% contributed by the employee. The amount contributed on behalf of the executive officers is determined in accordance with the provisions of the plan applicable to all employees. The Salary Continuation Plan is designed to retain executive and senior management personnel. Entrance to the Salary Continuation Plan is limited and is subject to meeting performance criteria, established by the Compensation Committee and approved by the Board of Directors. The Company expects these plans to promote longevity with the Company and discourage turnover among its executive officers and other employees.

The following table sets forth the cash compensation and certain other compensation paid or earned by the Company’s Chief Executive Officer and President, Chief Financial Officer and Chief Information Officer for the fiscal year ended June 30, 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Comp. ($) (1)(2)	Total ($)
Steven L. Muckley Chief Executive Officer and President	2007	$164,892	$—	$—	$—	$—	$56,980	$18,848	$240,720

Renee K. Wood Chief Financial Officer and Treasurer	2007	$88,188	$250	$—	$—	$—	$—	$3,543	$91,981

Paul B. Hugenberg, III Chief Information Officer	2007	$107,690	$250	$—	$—	$—	$—	$4,324	$112,264

(1)	This column includes contributions by the Company for each of the named executive officers to the Consumers National Bank 401(k) Savings and Retirement Plan and Trust.
(2)	This column also includes perquisites and personal benefits for Mr. Muckley. Perquisites and personal benefits for Mr. Muckley totaled $12,315 and included payment of health insurance premiums and personal use of a company car. Neither of the other named executive officers have any perquisites.

DEFINED CONTRIBUTION PLAN

Under the Consumers National Bank 401(k) Savings and Retirement Plan & Trust (401(k) Plan) as in effect during the fiscal year ended June 30, 2007, the Consumers National Bank’s Board of Directors has the discretion and authority to determine the amount to be contributed to the 401(k) Plan. The 401(k) Plan is administered by Consumers National Bank. Each participant in the 401(k) Plan has credited to their account a maximum of 4.0% of their annual salary, provided they have voluntarily contributed a like amount. The 401(k) Plan states that each participant shall be fully vested in the 401(k) Plan immediately upon contribution. Benefits under the 401(k) Plan cannot be estimated for the participants because the benefits are based upon future earnings of Consumers National Bank and future compensation of the participants. Part of the funds in the 401(k) Plan is vested in the participants in accordance with the 401(k) Plan. An eligible participant is one who has completed one year of service, works 1,000 hours per year, and has attained the age of 21. At the time of retirement, death, disability or other termination of employment, a participant is eligible to receive a distribution of all vested amounts credited to their account in either a single lump sum payment or a series of substantially equal installment payments over a period not longer than the joint life expectancy of the participant and beneficiary. The trustees of the 401(k) Plan are Steven L. Muckley and Laurie L. McClellan.

SALARY CONTINUATION PROGRAM

In September 1995, the Board of Directors of Consumers National Bank adopted a salary continuation program (Plan) to encourage the long-term retention of Consumers National Bank executives and avoid the cost of executive turnover. Pursuant to the Plan, salary continuation agreements (Agreements) were entered into between Consumers National Bank and certain executives. The Agreements provide such executives (and, in the event of the executive’s death, surviving spouse) with 180 months of lifetime salary continuation payments equal to a percentage of an executive’s final pay (consisting of base salary reduced for other benefit programs of Consumers National Bank in which the executive participates) commencing upon the first day of the month following the executive’s termination of employment (other than termination for cause or suicide within two years of the date of the Agreement or any material misstatement of fact by the executive on any application for life insurance purchased by Consumers National Bank). Pursuant to the Agreements, the amount of base pay was limited to the lesser of the preceding year’s annual base salary prior to termination of employment or the annual base salary at the inception of the Agreement with the executive plus 3.5% annual inflation. Vesting under the Agreements commenced at age 50 and was prorated until age 65. In 2001, several of the Agreements were amended and restated to reflect changes in the Plan approved by the Board of Directors (Amended Agreements). In consideration of executives entering into noncompetition, nonsolicitation and confidentiality agreements with Consumers National Bank, Consumers National Bank entered into the Amended Agreements with such executives. The Amended Agreements provide enhancements to the salary continuation benefits under the Agreements such as fully vested salary continuation benefits upon termination of employment following a change in control of Consumers National Bank; the use of a three year average of total W-2 compensation to determine final pay upon which salary continuation benefits are based; the elimination of reductions in final pay for other Consumers National Bank benefit programs; and the crediting of interest at an annual rate in the range of 6.0% to 7.5%, compounded monthly, on the unpaid balance of the 180 equal monthly salary continuation payments for early termination benefits prior to age 65 for reasons other than death, disability, or change of control.

Mr. Muckley became eligible to participate in the Plan as of August 11, 2004 and entered the plan on March 1, 2005. As of June 30, 2007, if a change of control had occurred and Mr. Muckley was terminated or if Mr. Muckley had become disabled, then Mr. Muckley would have received a payment of $142,923 under the Salary Continuation Program. If Mr. Muckley was terminated for cause as of June 30, 2007, then Mr. Muckley would not have received a benefit payment under the Salary Continuation Program.

PENSION BENEFITS

Name	Plan Name	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Steven L. Muckley	Salary Continuation Program	$142,923	$—

CHANGE OF CONTROL AGREEMENTS

Change of control agreements (Change of Control Agreements) were entered into with certain executive officers in order to provide severance benefits in the event of their termination of employment following a change of control of Consumers National Bank within five years of the effective date of each agreement.

If within 12 months following a change of control, a termination of employment occurs for any reason other than death, Disability (as defined below), or Cause (as defined below), a participant may receive a lump sum payment based on the agreement schedule in effect at the date of such termination. In addition, the participant shall be entitled to receive Company-paid COBRA premiums, relating to employee’s group medical insurance continuation premiums under the Company’s group health plan, for a period of 12 months after the date of termination. For purposes of these Change of Control Agreements, a “Change of Control” means the transfer of shares of the Company’s voting common stock during the term such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Internal Revenue Code) more than 50 percent of the Company’s outstanding voting common stock. The date of the employee’s termination shall be the date specified by the Company in a written notice to the employee. The employee shall be considered to have a “Disability” during the period in which the employee is unable, by reason of a medically determinable physical or mental impairment, to engage in the material and substantial duties of employee’s regular employment with the Company, which condition is expected to be permanent. For purposes of these Change of Control Agreements, the term “Cause” means, in the reasonable judgment of the President of the Company, (i) the willful and continued failure by the employee to substantially perform the employee’s duties with the Company after written notification by the Company, (ii) the willful engaging by the employee in conduct which is demonstrably injurious to the Company, monetarily or otherwise, or (iii) the engaging by the employee in egregious misconduct involving serious moral turpitude. For purposes of these Agreements, no act or failure to act on the employee’s part shall be deemed “willful” unless done, or omitted to be done, by the employee not in good faith and without reasonable belief that such action was in the best interest of the Company.

If a change of control had occurred on June 30, 2007 and each named executive officer with such an agreement was terminated, then Mr. Hugenberg would have received a termination/severance payment of $84,871 and the cost of COBRA premiums, assuming no increase after that date, would have been $5,903. Ms. Wood would have received a termination/severance payment of $71,265 and the cost of COBRA premiums, assuming no increase after that date, would have been $4,138.

COMPENSATION COMMITTEE REPORT

The Company’s Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with Management. Based upon this review and discussion, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K, proxy or information statement.

Respectfully Submitted,

The Compensation Committee

Mr. Kishman, Chairman

Mr. Furey

Mr. Johnson

Ms. McClellan

COMPENSATION COMMITTEE INTERLOCK

AND INSIDER PARTICIPATION

Ms. Laurie L. McClellan, the Company’s Chairman served on the Executive and Compensation Committees during the fiscal year ended June 30, 2007. Ms. McClellan, in serving on the Executive and Compensation Committees, did not participate in discussions or decision-making relative to her own compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain of its officers to file reports with the Securities and Exchange Commission indicating their holdings of, and transactions in, the Company’s equity securities. Based solely on a review of the copies of such reports it received, and written representations from reporting persons, the Company believes that during the fiscal year ended June 30, 2007, its reporting persons complied with all Section 16(a) filing requirements, except one late Form 3 filing for Ms. Geis.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Directors and executive officers of Consumers Bancorp and Consumers National Bank and their associates were customers of, or had transactions with, Consumers Bancorp or Consumers National Bank in the ordinary course of business during fiscal year ended June 30, 2007. Continued transactions with these persons are expected to take place in the future. In the ordinary course of business, loans are made to officers and directors on substantially the same terms as those prevailing at the same time for comparable transactions with unrelated third parties. Such loans do not, and will not, involve more than the normal risk of collectibility or present other unfavorable features.

Mr. Kiko, a director, is a real estate auctioneer and, in the ordinary course of business, the Company has retained the services of Kiko Auctioneers to liquidate property and may continue to retain their services in the future.

Consumers National Bank is party to an operating lease agreement for the Malvern Branch location with Furey Holdings, LLC. Mr. Furey is the managing member of Furey Holdings, LLC. This leasing arrangement and the terms of the lease were unanimously approved by directors without an interest in the transaction.

The SEC rules require disclosure of any family relationship among directors and executive officers. Mr. Kiko, director, is first cousin to Janice E. Kishman, spouse of director, Mr. Kishman.

Mr. Johnson is President of Summitville Tiles, Inc., which filed for Chapter 11 bankruptcy protection in December 2003. Summitville Tiles, Inc. filed a formal Plan of Reorganization on August 6, 2004 and emerged from Chapter 11 on December 12, 2004.

AUDIT COMMITTEE REPORT

Consumers Bancorp’s Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended June 30, 2007. In addition, the Audit Committee has discussed with Crowe Chizek and Company LLC, the independent auditing firm for Consumers Bancorp, the matters required by Statements on Auditing Standards No. 61, Communications with Audit Committees, as amended, and Rule 2-07, Communication with Audit Committees, of Regulation S-X.

The Audit Committee has received written disclosures from Crowe Chizek and Company LLC required by Independence Standards Board Standard No. 1. The Audit Committee has discussed with Crowe Chizek and Company LLC its independence from Consumers Bancorp.

Based on the foregoing discussions and reviews, the Audit Committee has recommended to Consumers Bancorp’s Board of Directors that the audited financial statements be included in Consumers Bancorp’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 for filing with the Securities and Exchange Commission.

Respectfully Submitted,

The Audit Committee

Mr. Tonti, Chairman

Mr. Furey

Mr. Kiko

Mr. Kishman

Independent Registered Public Accounting Firm

Crowe Chizek and Company LLC audited the consolidated financial statements for the year ended June 30, 2007. Representatives of Crowe Chizek and Company LLC will attend the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

Auditor’s Fees

The Audit Committee has sole responsibility, in consultation with management, for approving the terms and fees for the engagement of the independent auditors for audits of the Company’s financial statements. In addition, the Audit Committee has sole responsibility for determining whether and under what circumstances the Company’s independent auditors may be engaged to perform audit-related services and must pre-approve 100% of any non-audit related service performed by the independent auditors.

Crowe Chizek and Company LLC billed the Company $78,795 and $66,500 for the fiscal years ended June 30, 2007 and June 30, 2006, respectively. The table below sets forth the aggregate fees billed by Crowe Chizek and Company LLC for services rendered to the Company and its affiliates for the fiscal years 2007 and 2006.

	Audit Fees	Audit-Related Fees	Tax Fees	All Other Services
2007	$71,500	$—	$6,950	$345
2006	$57,250	$—	$9,250	$—

The “Tax Fees” for 2007 and 2006 related principally to filing, compliance and tax strategy planning. The “All Other Services” for 2007 related principally to the purchase of miscellaneous bank performance data.

The Audit Committee has reviewed all non-audit services described above and has concluded that the provision of these non-audit services is compatible with maintaining Crowe Chizek and Company LLC’s independence.

2008 SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the 2008 Annual Meeting of Shareholders and who wishes to have the proposal included in Consumers Bancorp’s proxy statement and form of proxy for that meeting must deliver the proposal to Consumers Bancorp at its executive offices, 614 East Lincoln Way, Minerva, OH 44657, not later than May 15, 2008.

Any shareholder who intends to present a proposal, other than as set forth above, at the 2008 Annual Meeting of Shareholders other than for inclusion in Consumers Bancorp’s proxy statement and form of proxy must deliver the proposal to Consumers Bancorp at its executive offices, 614 East Lincoln Way, Minerva, OH 44657, not later than August 1, 2008 or such proposal will be untimely. Consumers Bancorp reserves the right to exercise discretionary voting authority on the proposal if a shareholder has failed to submit the proposal by August 1, 2008.

SHAREHOLDER COMMUNICATIONS

Any shareholder may send communications to the Board of Directors through the Company’s Corporate Secretary, Consumers Bancorp, Inc., 614 East Lincoln Way, P.O. Box 256, Minerva, Ohio 44657. Communications sent by qualified shareholders for proper, non-commercial purposes will be transmitted to the Board of Directors, or the appropriate committee, as soon as practicable. Shareholders may also send communications to the presiding non-management director of the Board by sending correspondence to Audit Chairman, Consumers Bancorp, Inc., 614 East Lincoln Way, P.O. Box 256, Minerva, Ohio 44657.

FORM 10-K ANNUAL REPORT

The Form 10-K Annual Report for the fiscal year ended June 30, 2007 has been mailed concurrently with this Proxy Statement to shareholders of record. The Form 10-K Annual Report does not constitute a part of the proxy material.

OTHER BUSINESS

The Board of Directors is not aware of any business to be addressed at the meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that the common shares represented by proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting the proxies.

MISCELLANEOUS

Under the General Corporation Law of Ohio, if a shareholder desires cumulative voting for election of the directors, then the shareholder must provide written notice to the President or the Secretary of Consumers Bancorp not less than 48 hours before the time fixed for holding the Annual Meeting. Upon announcement of this notice at the Annual Meeting, each shareholder will have cumulative voting rights. Cumulative voting means that each shareholder may cast as many votes in the election of directors as the number of directors to be elected multiplied by the number of shares held. The votes may be cast for one nominee or distributed among as many nominees as the shareholder desires.

At this time it is not known whether there will be cumulative voting for the election of directors at the meeting. If the election of directors is by cumulative voting, the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment.

By Order of the Board of Directors

Laurie L. McClellan
Chairman

Minerva, Ohio

September 13, 2007

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	CONSUMERS BANCORP, INC.

PROXY FOR ANNUAL MEETING	Proposal One : To elect the following nominees to the Board of Directors as Class I directors to serve a three-year term until the Annual Meeting of Shareholders in 2010:	For	With- hold	For All Except
OF SHAREHOLDERS		☐	☐	☐
OCTOBER 17, 2007

James V. Hanna, James R. Kiko, Sr., and John E. Tonti

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

_______________________________________________

This Proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of Consumers Bancorp, Inc., 614 East Lincoln Way, Minerva, Ohio, hereby appoints Theresa Linder and Cipriano Beredo, or either of them (each with full power to act alone), as attorneys and proxies for the undersigned, with full power of substitution, to vote all common shares of Consumers Bancorp, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Wednesday, October 17, 2007, at 9:00 A.M. (local time), or at any and all adjournments thereof, with all the powers the undersigned would possess if personally present, such proxies being directed to vote as specified hereon:

Unless otherwise indicated, the proxies will vote FOR the Proposal
Other Business:

In their discretion, the proxies are authorized to vote upon such other business that may properly come before the meeting or any and all adjournments thereof.

Note: The signature(s) on this proxy should correspond with the name(s) in which your shares are registered. When shares are registered jointly in the names of two or more persons, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. A proxy given by a corporation should be signed in the corporate name by the Chairman of its Board of Directors, its President, Vice President, Secretary or Treasurer.

Please be sure to sign and date	Date
this Proxy in the box below.

Shareholder sign above	Co-holder (if any) sign above

+	+

    Detach above card, sign, date and mail in postage paid envelope provided.

CONSUMERS BANCORP, INC.

614 East Lincoln Way

P.O. Box 256

Minerva, Ohio 44657

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.